Exhibit 5.1

DOMINION ENERGY SOUTH CAROLINA, INC.

220 OPERATION WAY

CAYCE, SOUTH CAROLINA 29033

January 8, 2025

Dominion Energy South Carolina, Inc.

220 Operation Way

Cayce, South Carolina 29033

Ladies and Gentlemen:

I am Vice President and General Counsel of Dominion Energy South Carolina, Inc., a South Carolina corporation (the “Company”), and have acted as counsel to the Company in connection with (i) the Registration Statement on Form S-3 (File No. 333-277322-01) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of First Mortgage Bonds, and (ii) the Company’s issuance and sale of up to $450,000,000 aggregate principal amount of the Company’s 2025 Series A 5.30% First Mortgage Bonds due 2035 (the “Bonds”), as described in the Company’s Prospectus, dated February 23, 2024 (the “Prospectus”), and Prospectus Supplement, dated January 2, 2025 (the “Prospectus Supplement”). The Registration Statement became effective on February 23, 2024. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Bonds are being issued under an indenture dated as of April 1, 1993, among the Company (formerly, South Carolina Electric & Gas Company) and The Bank of New York Mellon Trust Company, N.A., successor to NationsBank of Georgia, National Association, as trustee (in such capacity, the “Trustee”), as heretofore supplemented and amended (the “Indenture”), and are being offered to the public in accordance with an Underwriting Agreement, dated January 2, 2025 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto.

In connection with the delivery of this opinion, I have examined the following documents: (a) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company; (b) the Registration Statement; (c) the Prospectus; (d) the Prospectus Supplement; (e) the Indenture; and (f) such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as I have considered necessary. I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that, when (i) the Bonds have been issued and sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Underwriting Agreement and (iii) the Bonds have been completed, executed, authenticated and delivered in accordance with the provisions of the Indenture, the Bonds will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In rendering this opinion, I am opining only to the relevant federal laws of the United States and the laws of the State of South Carolina. My opinion is subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally; and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Indenture.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. My opinion is based on statutes, regulations and administrative and judicial interpretations which are subject to change. I undertake no responsibility to update or supplement this opinion subsequent to the date hereof. I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to me under the heading “Legal Matters” in the Prospectus Supplement relating to the Bonds. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

[Signature Page Follows]

Sincerely,

/s/ Jim Odell Stuckey
Jim Odell Stuckey
Vice President and General Counsel

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